Exhibit 4.qq

PRIVILEGED AND CONFIDENTIAL

May 14, 2007

Kimber Resources Inc.

215-800 West Pender Street

Vancouver, B.C.

V6C 2V6

Attention: Stephen Quin, Director

Dear Larry:

We understand that Kimber Resources Inc. (the "Company") wishes to engage Blackmont Capital Inc. ("Blackmont" or the "Advisor") as exclusive financial advisor to provide advice on strategic alternatives and to assist in the execution of a strategic plan (the "Advisory Assignment"). The strategic alternatives may consist of several options including one or more potential transactions with one or more strategic partners or target companies (collectively, the "Targets"). As used in this letter, "Transaction" is to be broadly interpreted as any share or asset acquisition or business combination involving the Company, and would include, without limitation, any transaction or series of transactions which, directly or indirectly, results in: (i) a merger between the Company and one or more Targets; (ii) the acquisition by the Company of one or more Targets or a material portion of the securities or assets of the Targets or one or several of the Targets' affiliates or associates; (iii) the sale of the Company; (iv) the sale of any of the Company asset(s) (v) a joint venture or earn-in on any of the Company's properties; and (vi) the consummation of any other formalized business relationship between the Company and one or more Targets which could reasonably be viewed as being in the nature of a business combination, acquisition transaction or venture arrangement. Blackmont will also act as Lead Agent in connection with any financing associated with the Advisory Assignment

The purpose of this letter is to set out the terms and conditions under which the Company engages Blackmont as exclusive financial advisor and to record our mutual understanding and agreement regarding the scope and terms of our Advisory Assignment. This engagement letter replaces and supercedes the engagement letter between Blackmont and Kimber dated April 27, 2007.

181 Bay Street, BCE Place, SuIto 900, P.O. Box 779, Toronto ON M5J 2T3
T:416-864-3600 • 866-775-7704 • www.blackmont.com

BLACKMONT CAPITAL INC MEMBER OF CIPF a IDA • ROCKWATER GROUP OF COMPANIES

1.

Appointment and Advisory Assignment

By its acceptance of this letter, the Company hereby engages Blackmont as its exclusive financial advisor, and on its part Blackmont agrees to act as the exclusive financial advisor to the Company, with respect to the Advisory Assignment.

Blackmont will act for the Company as specified in this agreement for a minimum period of 6 months from the date of this agreement, or until the termination of Blackmont's Advisory Assignment (by the Company or by Blackmont) upon 30 days written notice by one to the other; provided that the obligations under Sections 6, 7, 8 and 9 of this letter and under Schedule "A" to this letter shall survive such completion, withdrawal or termination.

2.

Services to be Rendered by Blackmont

Blackmont may be called upon (to the extent reasonably requested by the Company) to provide the following services to the Company:

(a)

assisting the Company in the analysis, review, consideration, selection, and implementation of strategic alternatives;

(b)

assisting the Company in its determination of appropriate values relevant to a purchase, sale or merger Transaction;

(c)

advising and assisting the Company as to the form and structure of a proposed Transaction;

(d)

advising and assisting the Company's management in making presentations to the Company's board of directors about a proposed Transaction;

(e)

counselling the Company as to strategy and tactics for ongoing discussions and negotiating with respect to a proposed Transaction, and participating in such discussions and negotiations;

(f)

assuming an agreement in principle is reached for a Transaction, advising and assisting the Company in negotiating a definitive agreement for the Transaction;

(g)

assisting the Company in any proceedings relating to regulatory approvals required for a proposed Transaction;

(h)

acting as Lead Agent in any financing associated with a Transaction; and

(i)

rendering such other financial advisory services as may from time to time be agreed upon by Blackmont and the Company.

Any oral or written opinions or advice provided by Blackmont to the Company will be made subject to and will be based upon any assumptions, limitations, qualifications and reservations as we, in our professional judgment, deem necessary or prudent in the circumstances.

3.

Provision and Disclosure of Information

The Company will provide or cause to be provided to Blackmont all information, materials, data and opinions (collectively, the "Information") of whatever kind with respect to the Company and, to the extent reasonably possible, with respect to the Targets, as required by Blackmont for the fulfillment of its Advisory Assignment as specified herein, including timely access to the Company's directors, officers, employees, auditors and other advisors. The Company hereby represents and warrants that all of the Information with respect to the Company and, to the best of the Company's knowledge with respect to Targets will be complete and accurate in all material respects as at the respective dates as of which it was prepared and (except as expressly advised to the contrary) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were made. Blackmont will be entitled to rely upon and assume, without independent verification, the completeness and accuracy of the Information and all other information that is filed by the Company or the Targets with applicable securities regulatory authorities pursuant to applicable continuous disclosure obligations and Blackmont shall be under no obligation to verify independently any of such information. Blackmont shall be under no obligation to investigate whether any changes have occurred in the facts set out or referred to in the Information subsequent to the date thereof and shall be under no obligation to advise any person of any such change that may come to its attention. The Company also agrees to promptly inform Blackmont of any material change in the business or affairs of the Company or other relevant parties (including, without limitation, any material change in the business or affairs of the Targets of which the Company becomes aware) that occurs prior to the completion of the Transaction, including, but not limited to, operational, legal, financial and regulatory matters.

If Blackmont is advised by the Company of any material change pursuant to the previous paragraph or otherwise becomes aware of any material change in the business or affairs of the Company or another relevant party, Blackmont shall be entitled at any time prior to the completion of the Transaction to modify, amend, supplement (all with the consent of the Company), or withdraw from the Advisory Assignment.

4.

Provisions of Documentation

The Company will ensure that, until completion of any Transaction or the termination of the Advisory Assignment, Blackmont is provided, on a timely basis, with all information and documentation, including current drafts and final copies of all documents or other material filed or to be filed by the Company, or any of its affiliates with any securities commission, stock exchange or regulatory authority, domestic or foreign, respecting any proposed transaction(s) which might reasonably be considered relevant to the Advisory Assignment, and that Blackmont is informed on a prompt and timely basis of any communication to or request made of the Company or, if within the Company's knowledge, of any other person from any securities commission, stock exchange or regulatory authority, domestic or foreign, which might reasonably be considered relevant to the Advisory Assignment, in each case relating to the Company or the Targets, or any of their respective subsidiaries, a Transaction, any other transaction or any report.

5.

Disclosure of our Advice and this Advisory Assignment

The Company acknowledges that all oral or written opinions, advice and materials provided by Blackmont to the Company in connection with Blackmont's Advisory Assignment hereunder are intended solely for the benefit and internal use of the Company (including its management, directors and counsel). The Company agrees that no such opinion, advice or material (i) shall be used for any other purpose or reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, and (ii) the Company (or such persons) shall not make public references to Blackmont or this Advisory Assignment both without Blackmont's prior written consent; provided, however, that the foregoing shall not prevent the Company (or any affiliate thereof that proceeds with the implementation of the Transaction) from making such disclosure which, in the judgment of the Company, is required under applicable securities laws or policy statements or stock exchange rules and provided in any event that the Company will use its reasonable best efforts to ensure that Blackmont is given a reasonable opportunity to review and comment thereon prior to any such disclosure being made.

Blackmont expressly disclaims any liability or responsibility to the Company or any third party (including without limitation, any past, present or future holder of securities of the Company) by reason of any unauthorized use, publication, distribution of or reference to any oral or written opinions, advice or materials provided by us or any unauthorized reference to Blackmont or the Advisory Assignment.

6.

Consideration for Services

For providing the services in connection with the Advisory Assignment, the Company will pay Blackmont the following:

(a)

Work Fee: A non-refundable work fee of $25,000 per month ("Work Fee"), for a minimum of 3 months, to be credited against the Success Fee, with the first monthly instalment payable upon execution of this letter, and with subsequent instalments paid on or before the same date in each subsequent month:

(b)

Success Fee: If, during the period Blackmont is retained by the Company a

Transaction is consummated or the Company enters into an agreement by which a Transaction subsequently results, an additional fee (the "Success Fee") shall be payable as follows:

(i)

If the Transaction Value (as defined below), is less than the value of Kimber (as calculated using the same methodology for calculating Transaction Value) such that the Transaction could be considered an acquisition of a Target by Kimber, the Success Fee will be equal to 1.25% of the Transaction Value, subject to a minimum of $600,000, payable in cash upon the closing of the Transaction,

(ii)

If the Transaction Value (as defined below), is greater or equal to the value of Kimber (as calculated using the same methodology for calculating Transaction Value) such that the Transaction could be considered a merger or an acquisition of Kimber by a Target, the Success Fee will be equal to 1.25% of the Transaction Value subject to a minimum of $600,000, payable in cash upon the closing of the Transaction. In the event that Kimber completes a transaction with Northgate Minerals Corporation, the Success Fee will be equal to 1.0% of the Transaction Value.

(iii)

In the event a third party agrees to a joint venture or earn-in arrangement with the Company or makes an investment in the Company through the purchase of debt or equity, where the commitment is greater than $500,000, the Success Fee shall be equal to 6% of the amount agreed to under any joint venture or earn-in fee agreement (whether upfront or payable over time) with the fee earned under this clause capped at $600,000.

(iv)

In the event a third party agrees to acquire one or more of the

Company's assets, the Success Fee shall be equal to 1.25% of the Transaction Value (as defined below), subject to a minimum of $600.000, payable in cash upon the closing of the Transaction.

(v)

In the event that Kimber completes a transaction with Metallica

Resources Inc. or any entity involving or associated with David Fennel, the Success Fee shall be limited to a maximum of $600,000.

Any Success Fee payable to Blackmont will be reduced by the amount of the Work Fee paid to Blackmont during the term of this agreement. Any Success Fee shall also include the provision of a fairness opinion if required.

Any fee payable to Blackmont in payment of a take-over bid shall be payable on the earliest date that a party is permitted to take up securities to be acquired pursuant to such offer and any fee payable to Blackmont in respect of a dividend, payment, distribution or other transaction shall be payable on the effective date of such Transaction. For the purposes of this agreement, "Transaction Value" means the aggregate of (i) the consideration provided for all shares of the target company which are acquired (or, in respect of a transaction other than a take-over bid, all shares of the target company which are then outstanding), calculated on a partially diluted basis (including, without limitation, all in-the-money options, warrants and other convertible or exchangeable securities, based on the value of the shares implied in the Transaction) or, in the case of a purchase of some or all of the assets of the target company, the consideration provided for those assets, (ii) the face amount of any debt assumed by the acquiror and (iii) any capital lease obligations or off-balance sheet obligations assumed by the acquiror measured in accordance with Canadian generally accepted accounting principles. The Transaction Value shall also be appropriately adjusted (so as to be increased) to reflect any dividend, recapitalization or similar transaction occurring prior to (but related to or made in contemplation of) the Transaction.

If consideration paid or received in respect of a Transaction as referred to in or contemplated by this agreement is, in whole or in part, in the form of securities or assets, the value of such securities or assets, for purposes of calculating the Success Fee, shall be the fair market value thereof on the date of the completion of the Transaction (hereinafter referred to as the "effective date"). In addition, any delayed or subsequent payments forming part of the consideration in respect of a Transaction shall be discounted and valued as at the effective date of the Transaction. Such values shall be determined by Blackmont using methodologies determined by it, acting in good faith, to be the most appropriate for the security, asset or delay or contingency, and consistent with opinions related thereto, if any, provided to the Company, the Targets or their shareholders.

In the event that a Transaction is completed within 12 months of the date of the termination of this Advisory Assignment to Targets specifically identified by Blackmont, Blackmont shall be entitled to receive 75% of the Success Fee as described above.

(c)

Break Fee: In the event the Company does not close a Transaction but receives a"break fee" or "topping fee" (or any analogous payment) from a Target, securityholders of a Target or third parties, Blackmont will receive the lower of the Success Fee that would have been payable under the Transaction or 20% of such break fee or topping fee, payable in cash within two business days of the Company's receipt thereof. If such fee is paid, in whole or in part, in securities or assets, or any portion thereof is delayed or contingent, then the provisions of the second paragraph of subsection (b) of this section shall apply, mutatis mutandis.

Costs: The Company agrees to reimburse Blackmont for all reasonable out-of-pocket expenses that it incurs in entering and performing the Advisory Assignment, including, but not limited to, travel and communications costs, information search fees, courier and printing costs and the reasonable fees and disbursements of counsel or other advisors retained by Blackmont. More specifically, the Company will reimburse Blackmont for legal costs incurred in the execution of its mandate, such fees not to exceed $10,000. All other out-of-pocket expenses and costs in excess of $1,000 or $5,000 in aggregate are only to be incurred with the prior written consent of the Company. The Company expressly acknowledges that such reimbursable expenses will be payable by it on receipt of invoices regardless of whether a Transaction is completed.

All or part of the amounts payable under this section hereof may be subject to the Federal Goods and Services Tax and/or applicable Provincial Sales Tax (collectively, "Tax"). When Tax is applicable, an additional amount equal to the amount of Tax owing thereon will be charged to the Company.

7.

Related Advisory Assignments

Blackmont will have a right of first refusal to provide any additional services with respect to the Transaction and within 12 months of the closing of any Transaction (including, without limitation, assisting in any financing, preparing any valuations, defensive profile assessments or fairness opinions or in connection with any solicitation of securities or proxies). The terms and conditions shall be set forth in, and subject to, a separate or amending letter agreement. The fees for such services will be negotiated separately and in good faith and will be consistent with fees paid to investment bankers in Canada for similar services.

8.

Indemnification

The Company hereby agrees to indemnify Blackmont in accordance with Schedule "A" hereto, which schedule forms part of this letter agreement and the consideration for which is the entering into of this agreement. Such indemnity shall be executed and delivered by the Company to Blackmont on the execution of this letter agreement, and shall be in addition to, and not in substitution for, any liability which the Company or any other party may have to Blackmont or other parties may have apart from such indemnity.

9.

Confidentiality

Blackmont and each of its directors, officers, employees and agents will keep strictly confidential and will use only for the purpose of performing its obligations hereunder, all information, whether written or oral, acquired from the Company and its subsidiaries and their respective agents and advisors in connection with Blackmont's work hereunder, except information that was made available to the public prior to Blackmont's Advisory Assignment or that thereafter becomes available to the public other than through a breach by Blackmont of its obligations hereunder or was known to Blackmont prior to its Advisory Assignment and was not subject to any confidentiality provisions, and except to the extent that Blackmont is required by law or in connection with legal process or regulatory proceedings to disclose such information. If Blackmont is so required to disclose any such information, it will (unless prohibited from doing so by law or such legal process or regulatory procedures) provide the Company with prompt notice of such requirement, so that the Company may seek an appropriate protective order.

Notwithstanding the foregoing, the Company agrees that if a Transaction is completed, Blackmont has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company and Blackmont agrees to provide a copy of any such advertising to the Company prior to publication.

10.

Acknowledgement of Securities Activities

The Company agrees that Blackmont has been retained to act solely as financial advisor to the Company. In such capacity Blackmont shall act as an independent contractor and any duties of Blackmont arising out of its Advisory Assignment pursuant to this letter agreement shall be owed solely to the Company.

The Company recognizes that Blackmont is a full-service securities firm and that it may at any time be engaged in trading, brokerage and advisory activities. The Company acknowledges that in the course of these activities, Blackmont or its affiliates may effect transactions and or hold positions for its own accounts or that of its customers in the shares of the companies involved in the Transaction. On its part, Blackmont acknowledges its responsibility to comply with all applicable securities laws related to effecting transactions while in possession of an undisclosed material fact or facts.

The Company also understands that, as an investment dealer, Blackmont conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, any Target and any Transaction.

Pagc 8 of 13

11.

Survival of Terms

The terms and conditions of this letter agreement and the attached indemnity Schedule "A" shall survive the completion of the Advisory Assignment. In addition, the Company's representation, warranties, indemnities and other agreements provided by the Company in connection with this letter agreement (including, without limitation, any certificate contemplated or otherwise delivered hereunder), shall remain in full force and effect regardless of any investigation made by Blackmont or on its behalf.

12.

Notices

Any notice or other communication required or permitted to be given under this letter agreement shall be in writing and shall be sufficiently given or made by delivery or by telecopy or similar facsimile transmission (receipt confirmed) to the respective parties as follows:

If to the Company:	Kimber Resources Inc. 215-800 West Pender Street Vancouver, B.C. Canada, V6C 2V6 Attention: Stephen P. Quin Fax: (604) 689-5041
If to Blackmont:	Blackmont Capital Inc. BCE Place 900 - 181 Bay Street Toronto, Ontario M5J 2T3 Attention: Rick Vernon Fax: (416) 864-9151

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so telecopied or transmitted. Any party may change its address by notice to the other in the manner set out above.

13.

Governing Law & Language

The agreement resulting from the acceptance of this Advisory Assignment letter shall be governed by, and construed in accordance with, the laws of British Columbia and the federal laws of Canada applicable herein, without reference to conflicts of law rules, and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

We look forward to working with you towards a successful transaction. If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed duplicate copy of this letter and returning it to us.

Yours very truly,

BLACKMONT CAPITAL INC.

/s/ Rick Vernon

_________________________________

Rick Vernon

Director, Investment Banking

AGREED AND ACCEPTED as of the date first mentioned above.

KIMBER RESOURCES INC.

/s/ Stephen P. Quin

_________________________________
Stephen P. Quin

Director

SCHEDULE A – INDEMNIFICATION

Kimber Resources Inc. (the "Company") agrees to indemnify and hold harmless Blackmont Capital Inc. ("Blackmont") and its affiliates, their respective directors, officers, employees, partners, agents and each other person, if any, controlling Blackmont or any of its affiliates (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), to the full extent lawful, from and against any and all expenses, losses (exclusive of loss of profits), claims, actions, damages and liabilities, joint or several, (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending and/or settling any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party but not including any amount for lost profits) to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, actions, damages or liabilities relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the performance of professional services rendered to the Company by Blackmont under the attached letter agreement or otherwise in connection with the matters referred to in such letter agreement.

Notwithstanding the foregoing, such indemnity shall not apply to the extent that a court of competent jurisdiction, in a final judgment that has become non-appealable, shall determine that such expenses, losses, claims, actions, costs, damages or liabilities to which the Indemnified Party may be subject were caused by the negligence or wilful misconduct of such Indemnified Party.

If for any reason (other than a determination as to any of the events referred to in the second paragraph of this indemnity) the foregoing indemnification is unavailable to Blackmont or any other Indemnified Party or is insufficient to hold Blackmont or any other Indemnified Party harmless, the Company shall contribute to the amount paid or payable by Blackmont or any other Indemnified Party as a result of such expense, loss, claim, action, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Blackmont or any other Indemnified Party on the other hand but also the relative fault of the Company, Blackmont or any other Indemnified Party as well as any relevant equitable considerations; provided that the Company shall in any event contribute to the amount paid or payable by Blackmont or any other Indemnified Party as a result of such expense, loss, claim, action, damage or liability, the amount (if any) equal to (i) such amount paid or payable, minus (ii) the amount of the fees received by Blackmont under the attached letter agreement.

The Company agrees that in case any legal proceeding shall be brought against the Company and/or Blackmont or any other Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, or if any such entity shall investigate the Company and/or Blackmont or any other Indemnified Party and Blackmont or such other Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of the attached letter agreement, the Advisory Assignment of Blackmont thereunder, or the performance of professional services rendered to the Company by Blackmont thereunder, Blackmont or such other Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs in connection therewith and out-of-pocket expenses incurred in connection therewith shall be paid by the Company as they occur.

Promptly after receiving notice of an action, suit, proceeding or claim against Blackmont or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, Blackmont will notify the Company in writing of the particulars thereof, will provide copies of all relevant documentation to the Company and, unless the Company assumes the defence thereof, will keep the Company advised of the progress thereof and will discuss all significant actions proposed. The omission so to notify the Company shall not relieve the Company of any liability which the Company may have to Blackmont or any other Indemnified Party except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any increase in the liability which the Company would otherwise have under this indemnity had Blackmont not so delayed in giving or failed to give the notice required hereunder.

The Company shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence thereof, provided such defence is conducted by experienced and competent counsel. Upon the Company notifying Blackmont in writing of its election to assume the defence and retaining counsel, the Company shall not be liable to Blackmont or any other Indemnified Party for any legal expenses subsequently incurred by them in connection with such defence. If such defence is assumed by the Company, the Company throughout the course thereof will provide copies of all relevant documentation to Blackmont, will keep Blackmont advised of the progress thereof and will discuss with Blackmont all significant actions proposed.

Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Company's expense, to employ counsel of such Indemnified Party's choice, in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Company; or (ii) the Company has not assumed the defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) experienced and competent counsel retained by the Company or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including without limitation because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Company (in which event and to that extent, the Company shall not have the right to assume or direct the defence on the Indemnified Party's behalf) or that there is a conflict of interest between the Company and the Indemnified Party or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Company shall not have the right to assume or direct the defence on the Indemnified Party's behalf).

No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld or delayed. No admission of liability shall be made and the Company shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, such consent not to be unreasonably withheld or delayed.

The Company hereby acknowledges that Blackmont acts as trustee for the other Indemnified Parties of the Company's covenants under this indemnity agreement with respect to such persons and Blackmont agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The indemnity and contribution obligations of the Company hereunder shall be in addition to any liability which the Company may otherwise have (including without limitation under the attached letter agreement), shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Company, Blackmont and any other Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the attached letter agreement or any termination of the authorization given by the attached letter agreement.

This indemnity agreement (i) shall not be assignable by either party hereto without the prior written consent of the other party hereto; and (ii) shall be governed by and construed in accordance with the law of the Province of British Columbia and the federal law of Canada applicable therein, without reference to conflicts of law rules, and the parties hereto hereby irrevocably a ttorn to the jurisdiction of the court of the Province of British Columbia. No waiver, amendment or other modification of this indemnity agreement shall be effective unless in writing and signed by each of the parties hereto. Any notice or other communication required or permitted to be given under this indemnity agreement shall be so given in accordance with the attached letter agreement.

Dated as of the 22, day of May , 2007.

KIMBER RESOURCES INC.	BLACKMONT CAPITAL INC.

By:	/s/ Stephen P. Quin	By:	/s/ Rick Vernon

Name: Stephen P. Quin Title: Director	Name: Rick Vernon Title: Director, Investment Banking